January 1, 2010

Jim Baker

Dear Jim:

This Agreement confirms the terms of Your employment as a Senior Vice President with The Management Network Group, Inc. (the “Company”), a TMNG Global company.

1.          Term. The initial term of this Agreement shall be two years from the date first noted above, unless such term is terminated earlier pursuant to paragraph 12 below (the “Term”). The Agreement shall automatically renew for successive one-year renewal terms unless either party gives the other party sixty (60) days advance notice of their intent not to renew.

2.          Base Salary. You will be paid in bi-weekly installments based on an annual salary of $250,000. Your Base Salary will be subject to such increases as may be determined by the Company at any time in its sole discretion.

3.          Bonus. As a Senior Vice President of the Company, You will be eligible to receive annual bonuses in accordance with the terms of Bonus Plans to be adopted by the Company in its sole and exclusive discretion. For 2010, the potential bonus to be earned is laid out in the 2010 Bonus Plan which is attached hereto as Exhibit A. Unless specifically stated otherwise in the applicable Bonus plan, any earned Bonus will be paid within sixty (60) days of the close of each fiscal year.

4.          Duties. Your duties and functions as a Senior Vice President of the Company will be defined by the Company in its sole and exclusive discretion, which duties You agree to perform, unless You believe such duties require You to do something unlawful or unethical, in which case You agree to bring the matter to the attention of the Company as soon as is reasonably practicable. The Company reserves the right to amend or modify Your duties in its sole and exclusive discretion at any time for any reason, provided that in all events your duties are consistent with those customary and usual for a position as a Senior Vice President of the Company. In performing Your duties, You shall devote all working time, ability and attention to the business of the Company, You will act to the best of your ability to further the best interest of the Company, and, in accordance with the highest ethical standards, You shall seek to maximize the financial success of the Company’s business and to optimize the goodwill and reputation of the Company within its industry and with its customers, and You shall not – directly or indirectly – render any services to or for the benefit of any other business, whether for compensation or otherwise, without the prior written approval of the CEO of the Company. Your employment with the Company shall at all times be subject to the Company’s then applicable policies and practices.

Jim Baker January 1, 2010 Page 2

5.          Benefits. In addition to the compensation in paragraphs 2 and 3 of this Agreement, You shall be eligible for the following:

a.          Participation in Employee Plans. You shall be eligible to participate in any health, disability, and group term life insurance plans or other perquisites and fringe benefits that the Company extends generally from time to time to employees of the Company at the level of Senior Vice President. The Company will also continue to contribute £20,000 annually to your UK pension scheme.

b.          Paid Time Off. You shall be eligible for Paid Time Off in accordance with the Company’s leave policies then in effect and applicable to Senior Vice Presidents. Under the current time off policy you would be eligible for twenty (20) days of vacation and ten (10) company holidays.

6.          Reimbursement of Expenses. Subject to such rules and procedures as the Company from time to time specifies, the Company shall reimburse you on a bi-weekly basis for reasonable business expenses necessarily incurred in the performance of Your duties under this Agreement.

7.          Confidentiality/Trade Secrets. You acknowledge Your position with the Company is one of the highest trust and confidence, both by reason of Your position and by reason of Your access to and contact with the trade secrets and confidential and/or proprietary information of the Company. Both during the term of this Agreement and thereafter, You therefore covenant and agree as follows:

a.          You shall use Your best efforts and exercise utmost diligence to protect and to safeguard the trade secrets and confidential and/or proprietary information of the Company, including, but not limited to, the identity of its current and/or prospective customers, suppliers, and licensors; its arrangements with its customers, suppliers, and licensors; and its technical, financial, and marketing data, records, compilations of information, processes, programs, methods, techniques, recipes, and specifications relating to its customers, suppliers, licensors, products, and services;

b.          You shall not disclose any of the Company’s trade secrets or confidential and/or proprietary information, except as may be required in the course of Your employment with the Company or by law, in which case You agree to provide the Company with as much notice as is reasonably practicable in the event the Company wishes to intervene to protect its rights; and

c.          You shall not use, directly or indirectly, for Your own benefit or for the benefit of another, any of the Company’s trade secrets or confidential and/or proprietary information.

All files, records, documents, drawings, specifications, memoranda, notes, or other documents relating to the business of the Company, whether prepared by You or otherwise coming into Your possession, shall be the exclusive property of the Company and shall be delivered to the Company and not reproduced and/or retained by You upon termination of Your employment for any reason whatsoever or at any other time upon request of the Company.

Jim Baker January 1, 2010 Page 3

8.          Discoveries. In addition to Your services, the Company shall exclusively own forever and throughout the world all rights of any kind or nature now or hereafter known in and to all of the products of Your services performed under this Agreement in any capacity and any and all parts thereof, including but not limited to copyright, patent, and all other property or proprietary rights in or to any ideas, concepts, designs, drawings, plans, prototypes, or any other similar creative works and to the product of any or all of such services under this Agreement (“Inventions”). In addition, You hereby agree, during and after the Term, to assign to the Company in writing (and to take any and all other actions as the Company requests to carry out the intent of this paragraph 8) any and all rights, title, or interest in any such copyrights, patents, property or proprietary rights relating to the Inventions. You acknowledge and agree that, for copyright purposes, You are performing services as the Company’s employee-for-hire, which services include Inventions relating to the Company’s business or research and development (which may be defined in the Company sole and exclusive discretion and may change from time to time), as well as Inventions developed with the use of the Company’s trade secrets, confidential and/or proprietary information, facilities, or equipment. You acknowledge and agree that all memoranda, notes, records, and other documents made or compiled by You or made available to You during the Term concerning Your services performed under this Agreement shall be the Company’s property and shall be delivered by You to the Company upon termination of Your employment or at any other time at the Company’s request.

9.          Non-Competition. You covenant and agree that, during the period of Your employment and for one year after the termination of Your employment, You shall not compete with the Company in any way, directly or indirectly, without the prior written consent of the Company, including but not limited to as an employee, employer, consultant, agent, principal, partner, shareholder, corporate officer, director, or through any other kind of ownership (other than ownership of securities of publicly held corporations of which You own less than five percent 5% of any class of outstanding securities) or in any other representative or individual capacity, engage in or render any services to any person and/or business that provides, sells, distributes, or markets any products or services that compete with the Company in the Restricted Business within any geographic areas in which the Company conducts or has conducted business or provides or has provided products or services. Restricted Business is defined as i) the converging cable, telecommunications, media and entertainment industry and ii) any other industry in which the Company has received at least $2,000,000 in revenues during the two-year period preceding the termination of Your employment. For purposes of sections 9 and 10, Company is expanded to include all wholly owned subsidiaries of the Company.

10.          Non-Solicitation. You covenant and agree that, during the period of Your employment and for one year following termination of Your employment for any reason by either You or the Company, You will not, either directly or indirectly, for Yourself or for any third party, except as otherwise agreed to in writing by the Company (a) employ or hire any person who is employed by the Company (whether as an employee or as an independent contractor) with any business or other entity that is engaged in the industry or any other segment of the industry in which, during Your employment with the Company, the Company is involved, may become involved in, or is considering becoming involved in; (b) solicit, induce, recruit, or cause (or attempt to solicit, induce, recruit, or cause) any other person who is employed by the Company (whether as an employee or as an independent contractor) to terminate their employment for the purpose of joining, associating, or becoming employed with any business or other entity that is engaged in the industry or any other segment of the industry in which, during Your employment with the Company, the Company is involved, may become involved in, or is considering becoming involved in; or (c) solicit, induce, recruit, or do business with (or attempt to solicit, induce, recruit, or do business with) any entity or individual that was/is a customer/client of the Company during the twelve month period prior to the termination of your employment and/or a '”Prospective Customer/Client of the Company during the six-month period prior to the termination of your employment. Prospective Customer/Client is defined as anyone with whom the Company at any time during the six (6) month period preceding Your termination of employment has a) had discussions with respect to the Company providing services to such organization or person (whether written or oral) or b) been included in a “sales funnel report” or similar report of the Company.

Jim Baker January 1, 2010 Page 4

11.          Remedies for Breach of Covenants. Regarding paragraphs 7-10 of this Agreement:

a.          The Company and You specifically acknowledge and agree that the foregoing covenants in paragraphs 7-10 are reasonable in content and scope and are given by You knowingly, willingly, voluntarily, and for adequate and valid consideration. The Company and You further acknowledge and agree that, if any court of competent jurisdiction or other appropriate authority disagrees with the parties' foregoing agreement as to reasonableness, then such court or other authority shall reform or otherwise modify the foregoing covenants of You in paragraphs 7-10 only so far as necessary to be enforceable as reasonable, notwithstanding and regardless of any law or authority to the contrary.

b.          The covenants set forth in paragraphs 7-10 of this Agreement shall continue to be binding upon You notwithstanding the termination of Your employment with the Company for any reason. Such covenants shall be deemed and construed as separate agreements independent of any other provisions of this Agreement and any other agreement between You and the Company. The existence of any claim or cause of action by You against the Company shall not constitute a defense to the enforcement by the Company of any or all such covenants. You expressly agree that the remedy at law for the breach of any such covenant is inadequate, that You shall not defend against any claim by the Company on the basis of an adequate remedy of law, that injunctive relief and specific performance shall be available to prevent the breach or any threatened breach thereof, that the party bringing the claim shall not be required to post bond in pursuit of such claim, and that the prevailing party shall on any such claim be entitled to recover attorneys’ fees, expert witness fees, and costs incurred in pursuit of such claim, notwithstanding and regardless of any law or authority to the contrary.

c.          Nothing herein contained is intended to waive or to diminish any right the Company or You may have at law or in equity at any time to protect and defend legitimate property interests, including business relationships with third parties, the foregoing provisions being intended to be in addition to and not in derogation or limitation of any other right the Company or You may have at law or in equity.

12.          Termination. This Agreement (other than paragraphs 7-10 hereof, which shall survive any termination hereof for any reason) may be terminated as follows:

(a)          In the event of Your death or Disability (as defined herein) during the Term, this Agreement shall terminate and You (or Your estate) shall be entitled to any compensation earned by You through the date of such death/Disability and to any standard benefits then provided by the Company to employees at Your level for such death/Disability. In addition, the Company shall reimburse You or Your estate for expenses accrued and payable under Section 6 hereof and provide all other vested accrued benefits to which You are entitled under any agreements between You and the Company and any applicable Company plans, programs, policies or arrangements, including without limitation any Bonus agreement. For purposes of this Agreement, “Disability” shall mean Your physical or mental disability so as to render You substantially incapable – as determined by the Company in its sole and exclusive discretion – of carrying out the essential functions of Your employment as defined by the Company for a period of 45 consecutive business days or more or for more than 90 business days in a twelve month period.

Jim Baker January 1, 2010 Page 5

(b)          The Company may terminate this Agreement at any time, with or without Cause, upon thirty (30) days written notice to You. You may terminate this Agreement and Your employment hereunder at any time upon thirty (30) days written notice to the Company, for which notice period You shall receive Your Base Salary even if the Company relieves You of Your duties during such period, as it is entitled to do. In addition, the Company shall reimburse You or Your estate for expenses accrued and payable under Section 6 hereof and provide all other vested accrued benefits to which You are entitled under any agreements between You and the Company and any applicable Company plans, programs, policies or arrangements, including without limitation any Bonus agreement.

(c)          If the Company terminates this Agreement without Cause, then the Company shall 1) pay Your Base Salary and accrued but unused vacation time through the date of such termination 2) provide you with severance pay consisting of eight (8) months base salary (payable over eight months according to the Company’s then regular payroll schedule), 3) pay the first six (6) months of premium for any COBRA coverage you elect through the Company, if any, 4) make reimbursement for expenses accrued and payable under Section 6 hereof, and 5) provide all other vested accrued benefits to which You are entitled under any agreements between You and the Company and any applicable Company plans, programs, policies or arrangements, including without limitation any Bonus agreement. If the payment of Severance Benefits will cross calendar years, the Company reserves the right to pay any portion of the Severance Benefits in a lump sum.

(d)          If the Company terminates this Agreement with Cause, then You shall receive Your Base Salary and accrued but unused vacation time through such date of termination. In addition, the Company shall reimburse You or Your estate for expenses accrued and payable under Section 6 hereof.

(e)          For purposes of this Agreement, “Cause” occurs when You, in the Company’s good faith belief, do any of the following:

(i)          Commit any criminal act under federal, state or local law, where such act would be a) a felony or b) a crime involving moral turpitude which, in the reasonable judgment of the Company, has materially interfered or will materially interfere with Your ability to perform Your duties hereunder, or has caused or will cause harm to the Company or its business; provided that, for purposes of this provision, a finding of guilt and/or plea of guilty/nolo contender (no contest) is sufficient but not necessary.

Jim Baker January 1, 2010 Page 6

(ii)          Breach any provision of this Agreement, including, but not limited to by acting dishonestly or negligently regarding Your performance hereunder.

(iii)          Fail to perform Your duties under this Agreement (other than for reasons related to illness, injury or temporary disability).

(iv)          Violate any applicable local, state or federal law relating to discrimination or harassment.

(v)          Violate the Company’s policies and/or practices applicable to employees at Your level, including, but not limited to, its employment policies and/or practices, including but not limited to non-discrimination, anti-harassment and non-retaliation policies and practices.

(vi)          Take any action, whether intentionally or not, or fail to act where such action/inaction has the effect of materially undermining or harming the Company, its business, its reputation or its customers/clients/employees.

(vii)          Fail to comply with any reasonable oral or written report or directive of the President or any Officer of the Company.

(f)          Upon termination for any reason, You (i) agree to provide reasonable cooperation to the Company at the Company’s expense in winding up Your work for the Company and transferring that work to other individuals as designated by the Company, and (ii) agree reasonably to cooperate with the Company, at the Company’s expense, in litigation as requested by the Company. Any cooperation provided after Your employment has terminated will be compensated at the rate of $120 per hour.

(g)          To be eligible for any payments under this Section 12, You must (i) execute and deliver to the Company a final and complete release in a form that is acceptable and approved by the Company, and (ii) in the Company’s good faith belief, be in full compliance with the provisions of paragraphs 7-10 hereof at the time of any such payment.

13.          Mitigation. In the event of termination of this Agreement for any reason by either party, the Company shall be entitled to set off against the benefits (but not Base Salary) payable hereunder any benefits (but not Base Salary) received by You from any other source. The Company agrees that, if Your employment by the Company is terminated during the term of this Agreement, You are not required to seek other employment or to attempt in any way to reduce any amounts payable to You by the Company pursuant to this Agreement.

14.          Notices. Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid, with return receipt requested. Mailed notices shall be addressed as follows:

Jim Baker January 1, 2010 Page 7

(a)          If to the Company:

The Management Network Group, Inc.

7300 College Boulevard – Suite 302

Overland Park, KS 66210

(b)          If to You:

Jim Baker

8514 Electric Avenue

Vienna, VA 22182

Either party may change its address for Notice by giving written notice to the other.

15.          General Provisions:

a.          Governing law and Consent to Jurisdiction. This Agreement and all disputes relating to Your employment with the Company shall be subject to, governed by, and construed in accordance with the laws of the Commonwealth of Virginia, irrespective of any choice of law and/or of the fact that one or both of the parties now is or may become a resident of a different state. You hereby expressly submit and consent to the exclusive personal jurisdiction and exclusive venue of the federal and state courts of competent jurisdiction in the Commonwealth of Virginia, notwithstanding any applicable law to the contrary.

b.          Assignability. This Agreement, including but not limited to paragraphs 7-10, shall be binding upon and inure to the benefit of the Company, its respective successors, heirs, and assigns. Except as expressly set forth herein, this Agreement may not be assigned by You without the express written consent of the Company.

c.          Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable, then such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and still be legal, valid or enforceable.

d.          Construction of Agreement. This Agreement sets forth the entire understanding of the parties and supersedes all prior agreements or understandings, whether written or oral, with respect to the subject matter hereof. No terms, conditions or warranties, other than those contained herein, and no amendments or modifications hereto shall be binding unless made in writing and signed by the parties hereto. This Agreement shall not be strictly construed against either party.

e.          Waiver. The waiver by either party hereto of a breach of any term or provision of this Agreement shall not operate or be construed as a waiver of a subsequent breach of the same provision by any party or of the breach of any other term or provision of this Agreement.

Jim Baker January 1, 2010 Page 8

f.          Titles. Titles of the paragraphs herein are used solely for convenience and shall not be used for interpretation or construing any work, clause, paragraph or provision of this Agreement.

g.          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

If the foregoing terms meet with our understanding, please sign this Agreement where indicated below.

Very truly yours,

THE MANAGEMENT NETWORK GROUP, INC.

By:	/s/ Richard P. Nespola
Richard P. Nespola
Chief Executive Officer

Confirmed as of the date first written above:

/s/ Jim Baker

Jim Baker

Exhibit A

2010 Bonus Plan for Jim Baker

Jim will be eligible to earn Bonus in 2010 under three bonus programs described below. All three bonus programs are annual programs and the bonus will be paid after the books have been closed for 2010. If business projections warrant it, bonus may be advanced quarterly during the year. Any quarterly advances will offset the annual payment. If the annual payment less quarterly advances results in a negative number, the company reserves the right to adjust payroll accordingly.

Bonus Plan #1 – Break-even of Technology Consulting Unit– up to $50K

Jim will be eligible to earn $50,000 annually if the North American Technology Consulting Group gets credit for sufficient revenue to cover the cost of the group. The group will receive credit for any fee revenue generated by a member of the group being billable and for any fee revenue resulting from revenue producing projects where the group provided direct sales support. In the case where the group provides direct sales support, the Project Set Up Sheet must indicate that the group provided the sales support. The cost of the group will be calculated as the non-billable salaries, taxes, benefits and out-of-pocket expenses of the employees in the group.

Bonus Plan #2 – Company Targets met – up to $50K

Jim will be eligible to earn up to $50,000 annually if TMNG achieves the revenue ($72M) and pro-forma non-GAAP EBITDA ($4M) targets in the 2010 plan approved by the Board of Directors.

Bonus Plan # 3 –Executive-level Support of the organization– up to $50K

Jim will be eligible to earn up to $50,000 annually based on effective support of the following:

•	EMEA business
•	IT/Network organization as required,
•	Management of product roadmap etc
•	Other “obvious” support in the growth of the technology business globally

The determination of how much of this bonus is earned is at the discretion of the President/COO of TMNG.

Notes:

In the event of non-cause termination of the employment agreement by TMNG Global, all earned Bonuses shall be paid out in accordance with the terms of the employment agreement.